Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of March 28, 2011 (this “Agreement”), by and among WP Rocket Holdings LLC, a Delaware limited liability company (“Acquiror”), and the entities named on Schedule I hereto (collectively, the “Stockholders”).

RECITALS

WHEREAS, Rural/Metro Corporation, a Delaware corporation (the “Company”), WP Rocket Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and Acquiror are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, the Stockholders are the record and/or beneficial owners (as defined under Rule 13d-3 of the Exchange Act) of 3,142,417 shares of Company Common Stock (the “Existing Shares” and together with any options, warrants and other rights to purchase shares of Company Common Stock or other voting capital stock or securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock or securities of the Company acquired by the Stockholders after the date hereof, the “Shares”);

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Acquiror and the Stockholders hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote.

(a) The Stockholders hereby agree, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at any meeting of the stockholders of the Company, however called, at any adjournment thereof, and in connection with any written consent of the stockholders of the Company, (i) to appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and (ii) to vote (or deliver a written consent in lieu thereof) all of the Shares that the Stockholders are entitled to vote (or deliver a written consent with respect thereto) at the time of any vote or written consent (A) to adopt the Merger Agreement, and approve any actions related thereto as and when such Merger Agreement or such other actions are submitted for the consideration and vote of the stockholders of the Company, (B) against any Acquisition Proposal, without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement and (C) against any other action that is intended or could prevent, impede, or, in any material respect, interfere with, or delay the transactions contemplated by the Merger Agreement.

(b) Nothing in this Agreement, including this Section 1.1 or Section 3.3, shall limit or restrict any Affiliate or Representative of a Stockholder who serves as a member of the board of directors of the Company or as an officer of the Company in acting in his or her capacity as a director or officer of the Company and exercising his or her fiduciary duties and responsibilities, or any rights to act or not act set forth in the Merger Agreement (including, without limitation, as set forth in Section 5.2(c) and Section 5.2(f) thereof), it being understood that this Agreement shall apply to the Stockholders solely in their capacities as stockholders of the Company and shall not apply to any such Affiliate’s or Representative’s actions, judgments or decisions as a director or officer of the Company.

(c) Notwithstanding anything to the contrary herein, (i) in the event that a vote of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each share of Common Stock in the Merger or (B) is otherwise adverse to the holders of Common Stock in such capacity (each such amendment, an “Adverse Amendment”), the provisions of this Agreement, including this Section 1.1, will not apply with respect to the Stockholders’ vote of the Shares with respect to such vote to amend the Merger Agreement and (ii) nothing in this Agreement shall be deemed to require the Stockholders to exercise any options to acquire shares of Common Stock or to make any other change in the form of the Stockholders’ ownership of the Shares as of the date hereof.

1.2 No Inconsistent Agreements. The Stockholders hereby represent, warrant and agree that, except for this Agreement, the Stockholders (a) have not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholders, (b) have not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholders and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholders contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholders from performing any of their material obligations under this Agreement.

1.3 Proxy.

(a) The Stockholders hereby grant to Acquiror a proxy to vote the Shares owned beneficially and of record by the Stockholders in the manner indicated in Section 1.1 (which proxy shall be limited solely to the matters set forth in Section 1.1). This proxy shall be irrevocable (pursuant to Section 212(e) of the DGCL) and is coupled with an interest and the Stockholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy. Such proxy shall continue in force until it expires, automatically and without further action by the parties, upon termination of this Agreement.

(b) The Stockholders hereby revoke any and all prior proxies or powers of attorney given by the Stockholders with respect to the voting of any Shares inconsistent with the terms of Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholders. The Stockholders hereby represent and warrant to Acquiror as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.

(i) Such Person is a legal entity duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing), under the laws of its jurisdiction of organization or formation and has all requisite limited partnership or limited liability company action, as the case may be, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Person and the consummation by such Person of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or limited liability company action, as the case may be, and no other limited partnership or limited liability company action, as the case may be, on the part of such Person are necessary to authorize the execution and delivery by such Person of this Agreement and the consummation by it of the transactions contemplated hereby.

(ii) This Agreement has been duly executed and delivered by such Person and, assuming due and valid authorization, execution and delivery hereof by Acquiror, constitutes a valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity.

(b) Ownership. The Existing Shares are owned beneficially and of record, as applicable, by the Stockholders, free and clear of any Liens (except for those created by this Agreement). As of the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock beneficially owned by the Stockholders and the Stockholders do not hold any options, warrants or other rights to purchase shares of Company Common Stock or other voting capital stock or securities of the Company or any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company, except that the Stockholders have the right to the financial and other benefits of the RSUs listed in the Company’s records as owned by Mr. Shackelton. The Stockholders have and (except as otherwise expressly provided by this Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition of the Shares with respect to the matters set forth in Article I and Section 3.1, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(c) No Violation.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, (A) violate any provision of the certificate of incorporation or bylaws or other similar organizational or governing documents of such Person, (B) violate any Law applicable to such Person or (C) result in a breach of, constitute a default under or otherwise violate any Contract to which such Person is a party, except, in the case of the immediately preceding clauses (B) and (C), to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, materially impair, prevent or delay such Person from performing its obligations under this Agreement.

(ii) The execution and delivery of this Agreement by such Person does not, and the performance of this Agreement by such Person will not, require any Governmental Order or Permit of, or filing with or notification to, any Governmental Authority.

ARTICLE III

OTHER COVENANTS

3.1 Restrictions on Transfer. From and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, and except as contemplated hereby, the Stockholders shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”), enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person with respect to the Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer of, any of the Existing Shares or any additional shares of Company Common Stock and options, warrants and other rights to purchase shares of Company Common Stock or other voting capital stock or securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired beneficially or of record by the Stockholders after the date hereof; provided, however, that the Stockholders may Transfer all or any portion of the Shares to one or more of its Affiliates (other than the Company or its Subsidiaries) that, prior to such Transfer, execute and deliver to Acquiror a written agreement, in form and substance reasonably acceptable to Acquiror, to assume all of the Stockholders’ obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Stockholders is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Stockholders shall have made hereunder. Any Transfer in violation of this Section 3.1 shall be null and void.

3.2 Stock Dividends, etc.

(a) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) The Stockholders agree, while this Agreement is in effect, to notify Acquiror promptly in writing of the number of any additional Shares of Company Common Stock, any additional options, warrants or rights to purchase shares of Company Common Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock or securities of the Company acquired by the Stockholders, if any, after the date hereof.

3.3 No Solicitation. From and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, the Stockholders shall, and the Stockholders shall instruct their directors, officers, employees, managers, members and partners (“Representatives”) to, cease immediately any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or for the acquisition of beneficial ownership of any Shares other than pursuant to the Merger (each, a “Stockholder Alternative Transaction”). Unless and until this Agreement will have been terminated in accordance with its terms, the Stockholders shall not, and the Stockholders shall instruct their Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Stockholder Alternative Transaction, (ii) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any actual or potential Stockholder Alternative Transaction, (iii) enter into any agreement, agreement in principle, letter of intent, option agreement or similar agreement or understanding with respect to any Stockholder Alternative Transaction, (iv) assist, participate in, facilitate or knowingly encourage any effort or attempt by any other parties to do or seek any of the foregoing or (v) resolve, propose or agree to do any of the foregoing. Solely for purposes of this Section 3.3, neither the Company nor its direct or indirect Subsidiaries shall be deemed to be a Subsidiary of the Stockholders, and any Representative of the Company (in their capacities as such) shall be deemed not to be a Representative of the Stockholders. In the event any unsolicited proposal for a Stockholder Alternative Transaction (a “Stockholder Merger Proposal”) is received by the Stockholders or their Affiliates or Representatives, the Stockholders shall promptly (and in any event within 24 hours after receipt) provide notice thereof to Acquiror and Merger Sub. The Stockholders shall disclose to Acquiror and Merger Sub the material terms of such Stockholder Merger Proposal, any material modifications to such terms, and the identity of any party making a Stockholder Merger Proposal.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement by either or both of Acquiror and the Company pursuant to Article VII of the Merger Agreement and (c) any amendment to the Merger Agreement effected without the consent of the Stockholders that is an Adverse Amendment. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that this Section 4.1 and termination of this Agreement shall not relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of the breach by another party of any of its representations, warranties, covenants or other agreements set forth herein; and provided, further, that the provisions of this Section 4.1, Section 4.4 and Sections 4.6 through 4.17 (inclusive), shall survive any termination of this Agreement.

4.2 Further Assurances; Obligations Several and Not Joint. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement. The agreements, covenants, representations and warranties of the Stockholders are several, and not joint, responsibilities of the Stockholders.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise expressly provided herein.

4.4 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the termination of this Agreement pursuant to Section 4.1, except as otherwise expressly provided in Section 4.1.

4.5 Waiver of Appraisal Rights. The Stockholders hereby waive any rights of appraisal or rights to dissent from the Merger that it may have (if any) under applicable law.

4.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

4.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by recognized overnight courier service, as follows:

if to Acquiror, to:

WP Rocket Holdings LLC

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attention:      Sean D. Carney

Facsimile:      646-861-4767

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10009

Facsimile:      (212) 225-3999

Attention:       Robert P. Davis

                        David Leinwand

if to the Stockholders, to:

Coliseum Capital Partners, LP

c/o Coliseum Capital, LLC

Blackwell Partners, LLC

c/o Coliseum Capital Management, LLC

767 Third Avenue

New York, NY 10017

Facsimile:      (212) 644-1001

Attention:       Christopher S. Shackelton

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

4.8 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

4.10 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof.

4.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

4.12 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of Acquiror and the Stockholders. No waiver of any provision of this Agreement will be valid unless and to the extent such waiver is set forth in an instrument in writing signed on behalf of the party waiving such provision. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

4.13 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedies available at Law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy for money damages would provide an adequate remedy.

4.14 Exclusive Jurisdiction. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in Wilmington, Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action or proceeding. The consents to jurisdiction and venue set forth in this Section 4.14 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 4.7 of this Agreement. The parties hereto agree that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

4.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS.

4.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

4.17 Assignment; Third Party Beneficiaries. Except as permitted in Section 3.1 hereof, neither this Agreement nor any rights, interests or obligations hereunder, shall be assigned, in whole or in part, by any party hereto by operation of law or otherwise without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights, benefits or remedies.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

WP Rocket Holdings LLC

By:	/s/ Sean D. Carney
Name: Sean D. Carney
Title: President

Coliseum Capital Partners, L.P.

	By	Coliseum Capital, LLC, general partner

	By:	/s/ Christopher S. Shackelton
Name: Christopher S. Shackelton
Title: Manager

Blackwell Partners, LLC

	By	Coliseum Capital Management, LLC, attorney-in-fact

	By:	/s/ Christopher S. Shackelton
Name: Christopher S. Shackelton
Title: Manager

Signature Page to Voting Agreement

SCHEDULE I

Coliseum Capital Partners, L.P.

Blackwell Partners, LLC